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                                                                     EXHIBIT 5.1


         OPINION AND CONSENT OF ALLEN MATKINS LECK GAMBLE & MALLORY LLP

                                                               December 23, 2002

Acacia Research Corporation
500 Newport Center Drive
Newport Beach, California 92660

       Re: Acacia Research Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by Acacia Research Corporation (the "Company") with the Securities and Exchange Commission on or about December 23, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) 8,510,315 shares of the Company's Acacia Research
- CombiMatrix Common Stock reserved for issuance under the Company's 2002 CombiMatrix Stock Incentive Plan (the "CombiMatrix Stock Plan") and (ii) 5,207,855 shares of the Company's Acacia Research - Acacia Technologies Common Stock reserved for issuance under the Company's 2002 Acacia Technologies Stock Incentive Plan (the "Acacia Technologies Stock Plan"). All of such shares are collectively referred to herein as the "Shares."

         This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

         For purposes of this opinion, we have examined such matters of law and originals, or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have relied upon certificates of public officials and certificates of officers of the Company for the accuracy of material, factual matters contained therein which were not independently established.

         Based upon the foregoing and all other instruments, documents and matters examined for the rendering of this opinion, it is our opinion that, when issued and sold in the manner referred to in the CombiMatrix Stock Plan and the Acacia Technologies Stock Plan and pursuant to the agreements which accompany each of the plans, the Shares issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

         We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or jurisdiction other than federal securities laws and the general corporate laws of the State of Delaware and the State of California. Furthermore, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.
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         We consent to the filing of this opinion letter as Exhibit 5.1 to the
Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

                                Very truly yours,


                               /S/ ALLEN MATKINS LECK GAMBLE & MALLORY LLP
                               ALLEN MATKINS LECK GAMBLE & MALLORY LLP